                                                                     Exhibit 4.2

                             NESS TECHNOLOGIES, INC.
                               Ness Tower, Atidim
                                   Building 4
                                 P.O. Box 58152
                                 Tel Aviv 61580
                                     ISRAEL

                             ________________, 200_

To:

Dear ________

          We are pleased to inform you that on the date first written above, the
Board of Directors of Ness Technologies, Inc. (the "Company") granted you a stock option pursuant to the Company's ____ Stock Option Plan (the "Plan"), to
purchase _____ shares (the "Shares") of Common Stock, par value $.01 per share
(the "Common Stock"), of the Company, at a price of $_____ per Share.

          The option becomes vested and may be exercised with respect to as follows:

          The above vesting schedule is contingent on your employment with the
Company or any subsidiary of the Company at the time of vesting.

          You must purchase a minimum of 500 Shares or more (but not fractional shares) each time you choose to purchase Shares, except to purchase the remaining Shares available to you. All options granted hereunder shall be nonqualified stock options.

          This option is issued in accordance with and is subject to and conditioned upon all of the terms and conditions of the Plan (a copy of which in its present form is attached hereto), as from time to time amended, provided, however, that no future amendment or termination of the Plan shall, without your consent, alter or impair any of your rights or obligations under this option.
Reference is made to the terms and conditions of the Plan, all of which are incorporated by reference in this option agreement as if fully set forth herein.

          This option, to the extent not previously exercised, will expire on
____________.

          Unless at the time of the exercise of this option a registration statement under the Securities Act of 1933, as amended (the "Act"), is in effect as to such Shares, any Shares purchased by you upon the exercise of this option shall be acquired for investment and not for sale or distribution, and if the
Company so requests, upon any exercise of this option, in whole or in part, you will execute and deliver to the Company a certificate to such effect. The
Company shall not be obligated to issue any Shares pursuant to this option if, in the opinion of counsel to the Company, the Shares to be so issued are required to be registered or otherwise qualified under the Act or under any other applicable statute, regulation or ordinance affecting the sale of securities, unless and until such Shares have been so registered or otherwise qualified.

          You understand and acknowledge that, under existing law, unless at the time of the exercise of this option a registration statement under the Act is in effect as to such Shares (i) any Shares purchased by you upon exercise of this option may be required to be held indefinitely unless such Shares are subsequently registered under the Act or an exemption from such registration is available; (ii) any sales of such Shares made in reliance upon Rule 144 promulgated under the Act may be made only in accordance with the terms and conditions of that Rule (which, under certain circumstances, restrict the number of shares which may be sold and the manner in which shares may be sold); (iii)
in the case of securities to which Rule 144 is not applicable, compliance with
Regulation A promulgated under the Act or some other disclosure exemption will be required; (iv) certificates for Shares to be issued to you hereunder shall bear a legend to the effect that the Shares have not been registered under the
Act and that the Shares may not be sold, hypothecated or otherwise transferred in the absence of an effective registration statement under the Act relating thereto or an opinion of counsel satisfactory to the Company that such registration is not required; (v) the Company will place an appropriate "stop transfer" order with its transfer agent with respect to such Shares; and (vi)
the Company has undertaken no obligation to register the Shares or to include the Shares in any registration statement which may be filed by it subsequent to the issuance of the shares to you. In addition, you understand and acknowledge that the Company has no obligation to you to furnish information necessary to enable you to make sales under Rule 144.

          You understand and acknowledge that you shall be required as a condition of the exercise of this Option to furnish to the Company any payroll
(employment) tax required to be withheld.

          This option (or installment thereof) is to be exercised by delivering to the Company a written notice of exercise in the form attached hereto as
Exhibit A, specifying the number of Shares to be purchased, together with payment of the purchase price of the Shares to be purchased. The purchase price is to be paid in cash or, at the discretion of the Stock Option Committee, either (i) by delivering Shares of Common Stock already owned by you and having a fair market value on the date of exercise equal to the exercise price of this option, (ii) by having shares of Common Stock withheld by the Company from the
Shares otherwise to be received with such withheld Shares having a fair market value on the date of exercise equal to the exercise price of this option, or
(iii) by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the fair market value of any shares surrendered to, or withheld by, the Company is at least equal to such exercise price, and is in accordance with the Plan.Would you kindly evidence your acceptance of this option and your agreement to comply with the provisions hereof and of the Plan by executing this letter under the words "Agreed To and Accepted."

                                      Very truly yours,

                                      NESS TECHNOLOGIES, INC.

                                      By:  _________________________________
                                           Name:
                                           Title:

AGREED TO AND ACCEPTED:

________________________

                                    EXHIBIT A

Ness Technologies, Inc.
Ness Tower, Atidim
Building 4
P.O. Box 58152
Tel Aviv 61580
ISRAEL

Ladies and Gentlemen:

          Notice is hereby given of my election to purchase ______ shares of
Common Stock, $.01 par value (the "Shares"), of Ness Technologies, Inc. at a price of $____ per Share, pursuant to the provisions of the option granted to me on ____________ under the Company's ____ Stock Option Plan, as amended. Enclosed in payment for the Shares is (check all that apply):

          /_/  my check in the amount of $________.

         */_/  __________________ Shares having a total value $___________, such value being based on the closing price(s) of the Shares on the date hereof.

         */_/  __________________ Shares to be withheld by the Company from the
               Shares otherwise to be received having a total value
               $___________, such value being based on the closing price(s) of the Shares on the date hereof.

          The following information is supplied for use in issuing and registering the Shares purchased hereby:

          Number of Certificates
               and Denominations ___________________

          Name                   ___________________

          Address                ___________________

                                 ___________________

          Social Security Number  ___________________

Dated:  _______________, 20__

                                                   Very truly yours,

                                                   _____________________________

*Subject to the approval of the Stock Option Committee